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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE            CONTACT:  DEBORAH H. FRANKOVICH
                                           SENIOR VICE PRESIDENT AND TREASURER
                                           281-774-5166


   PARACELSUS HEALTHCARE CORPORATION ANNOUNCES NEW CONFIRMATION HEARING DATE,
     SETTLEMENT OF GOVERNMENT CLAIM, AND MODIFICATION OF BANKRUPTCY PLAN OF
                                 REORGANIZATION


         HOUSTON, Texas (April 23, 2001) - Paracelsus Healthcare Corporation (OTCBB:PLHCQ) announced today that the Bankruptcy Court in Houston, Texas has set May 22, 2001 as the date for a hearing to consider confirmation of the Company's First Amended Chapter 11 Plan of Reorganization. (the "Plan"). Earlier dates for a confirmation hearing had been postponed to permit time to address two proofs of claim filed by a private person (the "relator") on behalf of the United States and the State of California, as described in the Company's December 11, 2000 and March 5, 2001 press releases. The original proofs of claim sought a total of approximately $94 million. In March 2001, the United States and California filed amended proofs of claim seeking a total of approximately $46 million.

         To avoid the costs of further litigation and to proceed with confirmation of the Plan, Paracelsus recently signed a settlement agreement with the United States, California, and the relator to resolve their proofs of claim. In general, the principal settlement terms are the following: The United States, California, and the relator agreed to grant Paracelsus certain releases and to dismiss the litigation against Paracelsus pending in another federal court. Paracelsus agreed that the United States, California, and the relator would have allowed general unsecured claims in the bankruptcy case in the aggregate amount of $5.5 million and that the allowed claims would be treated as Class 4 Claims, entitled to share with other Class 4 claimants in a distribution of new notes and common stock of the reorganized Paracelsus to be issued under the Plan. Paracelsus also agreed to enter into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. The Company denied any liability or wrongdoing.

         The settlement agreement is subject to approval by the Bankruptcy Court. The Court set May 22, 2001 as the date for a hearing to consider approval of the settlement along with the Company's Plan.

         The Company also filed a motion today in its Bankruptcy case to modify its proposed Plan of Reorganization, reflecting changes made necessary by the settlement and by revisions in the Company's projected future operating results primarily as a result of heightened competition from the opening of a new hospital in the market served by its hospital in Fargo, North Dakota, as previously reported. The modification would provide that on confirmation of the Plan, the shares of the Company's common stock held by existing equity holders will be canceled and rendered null and void, and that such current equity holders will not receive stock or warrants, as had previously been provided in the Plan. Pursuant to the Plan, as amended, the Company's current equity holders will neither receive nor retain any property under the Plan on account of such equity interests.

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PHC REPORTS ON GOVERNMENT CLAIM
AND MODIFICATION TO BANKRUPTCY PLAN
APRIL 23, 2001
PAGE 2


         Paracelsus Healthcare Corporation, a public company currently listed on the OTC Bulletin Board, was founded in 1981 and is headquartered in Houston, Texas. Including a hospital partnership, Paracelsus presently owns the stock of hospital corporations that own or operate 10 hospitals in seven states with a total of 1,287 beds. Additional Company information may be accessed through http://www.prnewswire.com under the Company's name.

         Certain statements contained herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. All statements regarding the Company's expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below.

     o Factors which may cause the Company's actual results in future periods to differ materially from forecast results include, but are not limited to: (i) uncertainties related to PHC's voluntary petition under Chapter 11 of the Bankruptcy Code including, but not limited to,
          (a) the Company's ability to consummate, in substantial terms, the Plan of Reorganization, as proposed, (b) actions which may be taken by creditors and the outcome of various administrative matters in the Chapter 11 proceeding and (c) the possibility of delays in the confirmation and/or the effective date of the Plan of Reorganization;
          (ii) the Company's inability to access capital markets given the Company's current financial condition; (iii) the Company's senior management may be required to dedicate an excessive amount of time and effort dealing with the Company's financial condition with less time focusing directly on the operations of its businesses; (iv) the Company may be unable to retain top management and other key personnel, including physicians; (v) competition, including the impact of a new competing hospital that opened in November 2000 in the Fargo, North Dakota market, and general economic, demographic and business conditions, both nationally and in the regions in which the Company operates; (vi) existing government regulations and changes in legislative proposals for healthcare reform, including changes in Medicare and Medicaid reimbursement levels; (vii) the ability to enter into managed care provider arrangements on acceptable terms; (viii) liabilities and other claims asserted against the Company; (ix) the loss of any significant customer, including but not limited to managed care contracts; (x) the Company's ability to comply with the terms of the subsidiary level credit facility; (xi) the Company's ability to achieve profitable operations after the confirmation of the Plan of Reorganization; and (xii) the Company's ability to generate sufficient cash from operations to meet its obligations.

         The Company is generally not required to, and does not undertake to, update or revise its forward-looking statements.